Operator:  Greetings, and welcome to the Capstone Companies Third Quarter 2016 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Garett Gough, Investor Relations for Capstone.  Please go ahead.

Garett Gough:  Thank you, Michelle, and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call today is Stewart Wallach, Capstone's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.  They will be discussing the third quarter results, as well as giving you an update on their strategy and outlook.  If you do not have the release that was distributed yesterday afternoon, it's available on the Company's website at www.capstonecompaniesinc.com.

As you are aware, we may make forward-looking statements during today's call.  These statements apply to future events that are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from what we say today.  These factors are outlined in our earnings release, as well as in the documents filed by the Company with the SEC, which can be found at www.capstonecompaniesinc.com or at www.sec.gov.

With that, I will now turn the call over to you, Stewart.

Stewart Wallach:  Thank you, Garett, and good morning to everyone.  I appreciate your time with us today.  Well, we're quite pleased to report that we continued to exceed our plan in the third quarter, delivering record sales of nearly $12 million.  In fact, we believe we have reached a significant inflection point for Capstone.  We expect revenue to continue to grow, and believe that our strong operating leverage will drive earnings growth as well.

Our strategy for growth is straightforward.  First, we will continue to identify niche opportunities in the HOME LED lighting space that are not yet recognized or are underexploited by the competition.  Then, we must have speed-to-market advantage.  This requires having a pipeline of innovative new LED lighting products for the home that are differentiated from the competition on capability, functionality, durability and reliability, as well as price.  Our current product lineup includes battery-operated accent lighting, induction power failure lighting, battery-powered night lighting, power failure light bulbs, our unique hard-wired bath vanity fixtures and outdoor lighting fixtures, as well as various motion-activated lighting products.

Second, we are, and will continue to be, a low-cost operator, with very well-established operations in China.  This enables us to develop products that are efficient in their specifications and design, building materials, and labor input, all of which lend to speed-to-market.

And finally, we must have strong channels to market.  Our established Capstone Lighting brand, as well as our Hoover HOME LED® lighting brand, provides us differentiation amongst channels and, as such, minimizes barriers to entry.  Our strong performance-based relationships with major retailers, with whom we have developed a reputation of innovation and source reliability, are key to our success of reaching and expanding the market.

We think our financial performance validates the success of our strategy, and expect that we will continue to execute on it as well.

Let me turn it to Gerry now to cover the financials.  Gerry?

Gerry McClinton:  Thank you, Stewart, and good morning, everyone.  I'd like to start by reminding everyone that on July 25, 2016, we affected a 1-for-15 reverse split and, as a result, the historical financial results that were included in today's release have been adjusted where appropriate to reflect the post-reverse split share count.

Net revenue in the third quarter 2016 was approximately $11,690,000, which is up $3,940,000, or 51%, from our third quarter 2015 revenue of approximately $7,750,000.  This marks the second consecutive quarter that we have reported record-breaking revenue, and worthy of note, the Q3 2015 revenue was a record when we reported it last year.  Third quarter revenue growth was driven by strong results in our accent lighting category, under both the Capstone Lighting and Hoover HOME LED brands, and in the wireless remote control category.

International sales were approximately $297,000 in the third quarter and approximately $1,840,000 in the nine months of 2016, which is up $1,050,000 from $789,000 of sales in the nine months of 2015.  Gross profit of approximately $2,850,000 in the third quarter of 2016 increased $871,000, or 44%, from approximately $1,980,000 in the third quarter of 2015.  Gross margin as a percent of sales was 24.4% compared with 25.6% in the third quarter of 2015.  This significant increase in gross profit resulted from strong revenue growth.  Lower gross margin was due to a significantly higher level of promotional allowances in the quarter, which reduced gross margin by approximately five points.  We expect this to be a more typical event as we work with channel partners to drive sales.  While the margin percentage may not expand significantly, the conversion rate of revenue to net income will multiply, given our lean operating structure and business model.

Operating expenses in the third quarter of approximately $1,250,000 increased by $626,000.  Most of the increase was in sales and marketing expense, which increased by approximately $471,000 in the quarter.  Almost half of that expense was for royalty payments to meet our obligations with a North American trademark license agreement for Hoover.  Increased sales commissions related to higher volume and promotional marketing investments also contributed to higher sales and marketing expense.  As a percent of revenue, sales and marketing expense was 4% of sales.  We also invested approximately $127,000 towards new product development in the quarter compared with $75,000 in the prior-year period.

Now, in order for Capstone to grow in the future, we need to be continuously developing new products.  As a result, the timing of product development spending is determined by the product development cycle, as opposed to quarter-to-quarter revenue fluctuations.  Higher other general and admin expenses were the result of increased bank processing fees associated with the record revenue in the quarter.  Growth in revenue led to an 18% increase in operating income to approximately $1.6 million, or 13.7% operating margin, which was down from the particularly high operating margin of 17.5% in the prior-year period.  As I mentioned, regarding operating expenses, royalty fees will become a normal cost item as we continue to succeed with the Hoover HOME LED lighting brand.

Net income and earnings per share were almost 20% higher.  Net income of approximately $1,490,000 improved by $243,000.  Diluted earnings per share was $0.031, up half a penny.

For the nine months 2016, net revenue grew $13,920,000, or nearly 160%, to $22,700,000.  This demonstrates strong customer acceptance of our products, success with our channel-partner strategy, and demonstrates our ability to rapidly scale the business.

Gross profit for the nine-month period was approximately $5,590,000, an increase of $3,250,000, or 139%, from $2,340,000 in the same period 2015.  Gross profit as a percent of sales was 24.7% compared with 26.7% in the same period 2015.  Our promotional allowances have the impact of reducing the gross margins, but clearly build sales volume.  In the end, we generate more net income through higher sales.

Operating income of approximately $2,720,000 was up $2,370,000, more than six times greater than the prior-year period.  Operating margin for the nine months was 12%.  Net income for the 2016 year-to-date period was approximately $2,470,000.  Earnings per diluted share was $0.05 per share, more than five times greater than the first nine months of 2015.

Let's turn to cash flow on our balance sheet.  During the third quarter, cash used in operating activities was approximately $2,120,000.  Now, this is primarily the result of the $4.34 million increase in accounts receivable during the quarter that was associated with our strong third quarter shipments.  This was partially offset by a $792,000 increase in accounts payable, and our significantly improved net income.  Capital expenditures during the period was $10,000 compared with $21,000 in the prior-year period.

We were also able to curtail the level of borrowing required to fund increasing working capital requirements associated with our growth by negotiating more favorable payment terms with our overseas suppliers.  This also enabled us to repay more of our insider loans that were provided to the Company in 2010 and 2013.  While we think having insiders provide capital to support our growth is an extremely strong testament to the opportunities in front of us, as a public company, removing the insider transactions makes for easier and cleaner report.

During the quarter, we repaid $714,000 of related party debt, bringing total related party debt down to $1.3 million as of September 30, 2016.  Total debt as of September 30, 2016 was $7,900,000, up from $6 million on June 30, 2016.  We utilized our credit line to fund the significant level of third-quarter shipments.  Borrowings on the line was $6.6 million at the end of September, up from $4 million at June 30, 2016.  We believe the very strong financial performance we have delivered to-date clearly demonstrates how our growth strategy has rapidly transformed Capstone Companies.

This concludes my financial summary for the third quarter 2016, so let's turn it back to you, Stewart.

Stewart Wallach:  Thank you, Gerry.  Let me provide some key highlights that have driven our strong performance.  As we continue to build momentum within our existing channels, the frequency of product placements has increased, resulting in the revenue expansion.  These additional product placements are a result of continued strong sell-through of innovative unique products, developed and owned by Capstone.  We are maintaining a significant product portfolio, which means we are presenting products continually for future retail placements.  It is unreasonable to think that all of our products will be purchased and supported equally; however, as we have expanded our portfolio, retailers have more opportunities to support our programs, as evidenced in this reporting.

I would also like to highlight our progress in the international markets.  Over the course of 2016, we increased our international business by an estimated $1 million.  This growth results from strong sell-through within those markets, which increases their respective interest in other Capstone products as well, and I see this trend continuing into 2017 and 2018.  As you should know, our reverse split and uplisting to the OTCQB were completed in the third quarter.  We are working with OTC to maximize the exposure that market can bring us.  These efforts, combined with our growth and strong operating performance, are being well received by investors.  Since the reverse split, our stock has improved 43%, and average daily trading volume is up 62% versus the average volume for one year leading up to the split.

In October, we participated in our first investment conference, the MoneyShow in Dallas.  This is an investor fair, basically focused on the retail investor audience.  We had solid foot traffic at our booth and a good showing at our presentation.  We have seen improving volume and price appreciation since the show.  We have several additional events planned in early 2017 that we expect will also help to attract new investors.  As dates solidify, we will post our planned events on our website.  Our website, by the way, is another development we have underway, both for helping consumers to learn our brand, as well as to provide a strong portal for investors to learn about Capstone Companies.

While we didn't buy back any shares in the quarter, we did institute a stock buyback program that authorizes us to buy up to $750,000 in shares.  It's important to point out that we plan to use this opportunistically, as our priority for capital remains investing in growth.

If I summarize the financials which Gerry reviewed, we had a great quarter.  We've had a great year, and we have generated momentum that we expect to continue through 2017 and into 2018, based on the order pipeline we are currently building.  Our vision is to become a much larger company, as we advance our LED lighting programs, innovate and create new products, and continue to build upon our brands while expanding our market channel partners.  Equally as important, our business model delivers strong earnings power and generates cash.

Once again, to our longtime shareholders, I'd like to personally thank you for your continued support, and to our new and potential shareholders, I'd like to welcome you to this exciting time in our Company's history.

With that, Operator, I'd like to open this up for questions.

Operator:  Thank you.  We will now be conducting a question-and-answer session.  If you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you'd like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please, while we poll for questions.

Garett Gough:  Thank you.  I would just like to add that if you'd like to ask a question via the webcast, you can do that online.  There's a question form there and we'll be monitoring that as well, so you can ask live questions via the phone or the webcast.

While we wait for the queue to fill, we did receive some questions through email leading up to the call, so Aimee and Stewart will address those now.

Aimee Gaudet:  Okay.  Fantastic.  Thank you, Garett.  This first question came in regarding international sales.  Stewart, maybe you can help us with this.  Will the increase in international sales, along with new product introduction, mitigate the historical seasonal slowdown that we often have in Q1?

Stewart Wallach:  The historical slowdown in Q1 is actually less an issue of seasonality than it is promotional scheduling in Q2.  Keep in mind that we typically ship our product a full quarter before product placement dates, so if we have a strong promotional window in Q1, then those shipments would take place and affect Q4.  However, that being said, an increase in international sales does significantly affect our business on an annual basis, if not specific to Q1, as evidenced by this reporting.

Aimee Gaudet:  Okay.  Great.  Thank you.  Next question, hypothetically, if you just received a substantial order for $10 million for new products, would the need to raise capital or factory availability be limiting factors to your growth?

Gerry McClinton:  Let me answer that one.  We would not need to raise capital to accommodate a $10 million order nor would I at all be concerned with factory availability.  It's not an issue at all.

Aimee Gaudet:  Great.  Thanks, Gerry.  We did receive numerous questions that came in regarding our technology and the CPC bulbs.  I'm thinking Stewart might be able to give us some answers, so I've grouped these together.  The first question, you mentioned that CPC license agreements may occur with different factories.  Does this refer to competitors in the LED bulb industry, or using CPC technology in other applications?

Stewart Wallach:  The CPC technology in other applications is our first priority.  We are exploring those, and have been exploring those and prototyping over the course of the last year.  However, that would not preclude CPC technology license arrangements taking place with competition, particularly in markets outside North America where our brand presence is not as prevalent.

Aimee Gaudet:  Okay, and this next question, does Management expect competition products for the CPC bulbs in the market?  Is the CPC bulb a unique product in the market at this time?

Stewart Wallach:  There are competitive emergency bulbs, not called power failure, but emergency bulbs, with battery backups.  However, that does not mean that they have the same capabilities.  Our bulbs are controlled at the switch.  We can incorporate our bulb into an array of multiple bulbs on a single switch.  The lumen strength, which is compatible to today's most popular bulbs, and most importantly, particularly over what we've accomplished the last year, the configuration and form of our bulb reflects that of a normal LED light bulb.  Our early-stage bulb looked different.  We were dealing with heat dissipation and some other challenges that caused the bulb to be bulky, basically, for all the wrong reasons.

Today, the bulb looks very much like a standard LED bulb, and most importantly, we re-engineered the bulb over the course of the year to be more competitive.  The important aspect of this is that you are seeing some very expansive bulbs in the market, and if this is to become a mainstream product, the relationship of price and perception of value relative to a standard bulb had to be minimized.  One year ago, a 60 watt LED light bulb was selling for $9.99.  Today, that bulb is selling for $2.50 or $3.00.  A year ago, you saw emergency light bulbs that were selling for $29 or $39.  Prices have now come down into the $20 range.  At that point, there was possibly a $10 difference between a standard bulb and a power failure bulb.  We expect to be significantly under that price table, and we will be demonstrating this in the early part of 2017.

Aimee Gaudet:  Great.  Hopefully that gives some of our shareholders some perspective.  This question came in regarding the patent.  Can you provide us with an update on the CPC patent license development?

Stewart Wallach:  The patents were issued and published in August 2016.  In addition, we filed international patents in China and Germany, as there has been interest in those markets.  The efforts are currently being spearheaded by our Capstone HK office, which is headed by President Larry Sloven.

Aimee Gaudet:  Great.  Okay, Stewart, so it seems that, in Q3, a significant majority of sales were driven by the puck lights and the surface-mounted accent lights.  Is that correct?  Further, can you maintain the sales velocity in those product lines through 2017?
Stewart Wallach:  Through Q3, we have had very strong sell-through of our surface-mounted accent lights, both in the Capstone Lighting and Hoover HOME LED brands.  That strong sell-through has precipitated additional product placements, which contributes to the growth.  Relative to sales velocity, we are currently finalizing and presenting next generation products that offer users additional features and improved performance, which are planned to sustain this velocity, so the short answer would be, yes.  We believe we can maintain this sales velocity into 2017 and 2018.

Aimee Gaudet:  Okay.  Great.  I know a lot of shareholders have been wondering, why aren't you buying any stock back?  At what price will you be purchasing the shares?

Gerry McClinton:  Let me answer that one.  Any stock purchases the Company makes are required to be purchased each quarter.  As you might imagine, we aren't going to discuss our share purchase strategy.  The plan was put in place to be opportunistic, and we can use available capital for the stock buyback, but we also must prioritize our uses for cash, and will continue to invest in our growth, as Stewart had mentioned earlier.

Aimee Gaudet:  Okay.  Great.  This question came in from one of our shareholders, Stan.  Are you still selling the Eco-i-Lite type of power failure light?  Maybe, Stewart?

Stewart Wallach:  Yes, actually, we are.  In fact, we have a couple of new generations of the product, but we have also turned our focus to more expensive and feature-rich product offerings.  This was part of our strategy, which we discussed in 2015.  A single Eco-i-Lite, for instance, could retail from $9.99 to $14.99, whereas a multi-pack of accent lights would retail for $19.99, and vanity lights could retail upwards of $75 to $100 each, so you can see that our emphasis here, again, has been turned toward more expensive and feature-rich product offerings.  This is a very effective way of growing our revenue and utilizing our resources, and our leverage points overseas.

Garett Gough:  I want to jump in quickly and just clarify Gerry's answer to the buyback question.  Any purchases are required to be reported on a quarterly basis, at the end of the quarter.  I just want to make sure that's clear to everybody.  If we make purchases, we have to report them at the end of the quarter.

Aimee Gaudet:  Okay.  Thank you.  This question is directed toward the bath vanity lights directly.  Why did we see the bath vanity lights advertised on Amazon, yet there was no promotion of any retail sales channel distribution or orders?  Stewart?

Stewart Wallach:  Our intentions were to place our bath vanity lights on Amazon to see how an expensive feature-rich bath vanity light would resonate with online consumers.  Without being specific, we also have vanity lights being tested in retail markets throughout the US at this time.  The vanity light business is a very mature category, with well-seeded supply base.  Our entry into this market will require patience and persistence for the retailer to fully understand and accept our innovative concepts.  Of course, this is no different than the early days of Capstone when we entered into power failure lighting.

Aimee Gaudet:  Okay.  Great.  Gerry, maybe you can answer this question.  Will the growth in sales and new product mix affect margins going forward?

Gerry McClinton:  As mentioned in our earlier webcast, we plan to continue to invest in retail promotional programming, which drives our sales.  Certainly, the product mix in any one period will influence quarterly margins, particularly as we introduce new innovative products; however, the margins that we are currently reporting would be commensurate with future margins, with room to expand.

Aimee Gaudet:  Okay.  Thanks, Gerry.  There's actually another question regarding the CPC.  This question came in from one of our longtime shareholders.  As Management has often said, they can't provide information regarding the actual planned placements of our products, like the CPC bulb, because of the competition, but at this moment, there are competitive power failure light bulbs on the shelves, so why don't the investors get clear information about our products and where the products are available, and when they are available?  Stewart?

Stewart Wallach:  Well, I'm sorry that you don't feel you get clear information about our products or placement.  However, our strategy over the past couple of years to remain under the radar has proven to be very effective.  Today, it's less of an issue of competition than it was in the past, but more because our vendor agreements do not permit us to discuss product placement in advance of products being available at retail.  Of course, once they're available at retail, we have no problem announcing that, and I'll look into sharing that information in an effective way.  Keep in mind, though, that our retail partners recognize our commitment to their respective confidentiality.  In many cases, we are selling to retailers that compete head on, so it's a slippery slope, if you will, by sharing any information that could be perceived as a violation of that trust.

Aimee Gaudet:  Okay.  It looks like we have just a few more questions that came in via email.  Can Management imagine cooperating with bigger players in the lighting industry concerning the CPC patent?

Stewart Wallach:  I can imagine it, and it is a possibility.

Aimee Gaudet:  Then, regarding the upcoming events, what investor events are you planning for 2017?

Gerry McClinton:  Well, let me answer that.  We will be participating in the MoneyShow again.  This time, it's in Orlando.  They have been holding this event for well over 20 years there, and have generated quite a following.  The others are still being decided upon, but as I mentioned, we will post them to our website as we lock them down.

Aimee Gaudet:  Okay.  Great, Gerry.  Thanks.  Last question, can you provide any information as to which products were part of the 2015 holiday sales promotions mentioned in the Q2 call?

Stewart Wallach:  Yes, those were, in fact, the accent light category.

Aimee Gaudet:  Great.  I believe that concludes our emailed questions.

Garett Gough:  Okay.  Operator, we'll take the questions that came in on the lines.  When we're done with those, I do have one that came in through the webcast also, but we'll do the telephone ones first.

Operator:  Okay.  Our first question comes from the line of Tomer Cohen with Five Roads Capital.  Please proceed with your question.

Tomer Cohen:  Hi.  Congrats on a very good quarter.  I bet a lot of people were happy to see these results.  My first question is, on the wireless remote controlled product mentioned in the Q3 press release, can you just give us a little more color on what that product is and roughly how big it is in your portfolio?

Stewart Wallach:  Actually, there's a series of products, one of which is currently in the market, and two are also being updated to accommodate wifi control, as well.  The product that's in question is what we call the remote controlled outlet.  This is an electric unit that goes into your wall socket that allows users to control whatever's plugged into that, Tomer, from a remote location with a remote control.  It takes up to three controls on each remote.  It's been a very effective product, particularly at the winter season.  It seems to be a very popular product to be used with things like Christmas lights and Christmas decorations, etc.

As I mentioned, two other products falling into that category are being updated with wifi control capabilities.  The next generation, of course, and a commonly used phrase is home automation.  This is a very challenging market.  You'll be seeing products entering the market in a sporadic fashion, because the category is not ubiquitous in that there's not one control methodology.  These products have evolved with proprietary programming, and individuals are reluctant to continue to expand that, because when they get home, they think, well, possibly my light that I buy with Capstone will interface with my Echo System, which will interface with my HA Apple system, when in fact they do not, so the market is evolving.  There is access now to those platforms, and what I can share with you is that we are looking to participate in that market, not as a leader in home automation, but as a leader in products that can be run through home automation systems.  I hope that's clear.

Tomer Cohen:  Yes, it makes a lot of sense.  Can you tell me, roughly, what portion of your portfolio is the remote control products line?

Stewart Wallach:  It's a very small portion right now.

Tomer Cohen:  Okay.  That's helpful, and then, on the accent lights, I'm curious to what you think about market saturation.  I'm just wondering, given how well they've sold, what makes you feel good that the next generation will be entering a market that isn't already saturated?

Stewart Wallach:  If your question is, does that keep me up at night? Yes, it does.  Let me say this.  When we launched that product, it was so unique, in that nobody had ever considered creating such a small unit, a downsized unit that looked like very upscale halogen-type lighting.  That was our market entry approach.  To say that the sell-through wasn't surprising would be misleading, because it was, both with us and our retail partners.  It's amazing how many of these units we actually sell.  That being the case, I can tell you that I'm working on second and third generation product right now.  In fact, we will be making presentations in the next 60 days on products that would fall into the same category, but are significantly different; different features, different capabilities, higher performance standards.  We have invested a lot of time, effort, and money into extending battery life on the product, which is the single biggest challenge as it relates to any battery operated product.  I feel very confident that we are going  to remain ahead of the curve, and provide products that would incentivize people to re-enter the market, and expand their use of the existing products.

Tomer Cohen:  Okay.  That's helpful, and then, I think the Q3 release also mentioned promotions for new products, and I'm curious if you could give any color on which products those were for?

Stewart Wallach:  At this point, I can't comment on that.  I can say that our promotional schedules are locked in on a much further out timeline, if that's the right way to say it.  I can tell you that we're working a year out right now on promotional scheduling, and that's a byproduct of two things.  One is that we're being included in reviews and presentations with the understanding that we deliver very high volume activity during key promotional periods, and also, our business model necessitates that retailers work with us on a much longer plan.  This has been extremely helpful to us in that, while we're continuing to build our portfolio, we also have several products in the queue under review.  The goal was always to have, potentially, a year's worth of business being built with actual reviews and a year's worth of product being developed at the same time, so we're constantly presenting product to our retail partners.

Tomer Cohen:  Thanks, and then, I guess, one just last question.  Can you help me understand, when you say promotional activity, do you mean discount that the retailer is offering to the ultimate buyer?

Stewart Wallach:  Keep in mind, when you're talking about promotional activity that is guaranteed.  What I mean by that is, an instant rebate, for instance, on a product.  That's what is reflected in our cost of goods, which is why our gross margin has been impacted.  Then, there is other promotional activity that could fall below the line.  That would be possibly an ad or something along those lines.

The promotions that we've found to be most successful and that we're utilizing, is basically an off-price reduction in the form of an instant rebate that translates immediately into value to the consumer.  They don't have to do anything other than decide to make the purchase.  It's proved very effective and, fortunately, because of our efforts overseas and our team being able to source so competitively to keep our factories engaged in our business with us, we have been able to underwrite this.  This is what Gerry referenced earlier by saying that this is more indicative of what will occur in the future, and today's gross margins are more indicative of a long-term picture.  The revenue being driven is substantial, and the increments will contribute significantly to our bottom line.

Tomer Cohen:  Okay.  Well, thanks again for a great quarter, and hopefully this great momentum continues.

Stewart Wallach:  Thanks for your participation.

Operator:  Thank you.  Our next question comes from Michael Levine.  Please proceed with your question.

Michael Levine:  Good morning, everyone.

Stewart Wallach:  Good morning.

Michael Levine:  My question is, can you comment on a Q4 order backlog, and will the Q4 eventually show more of a product mix than, let's say, Q2 and Q3?

Stewart Wallach:  Well, I cannot comment right now on the order backlog.  Believe it or not, it's still in development.  There are some adjustments relative to shipping windows.  As I've shared many times, looking at this Company on a quarter-to-quarter basis really isn't an accurate assessment.  A trailing 12 month is a more accurate assessment, because retailers may want  to move something forward, etc.  I can tell you this much; based on the guidance we've provided to you where we're looking at a $30 million year-end, you could see that our Q4 is very close to our last year's sales activity.  Over the course of the bestselling years we've had, I think the three top years, we were right in the mix within 5%, 6%, so it's a very strong quarter, but I can tell you that some of that activity may end up moving into Q1, if for no other reason than logistics issues.  We're waiting for our container confirmations, which, right now, is one of the single greatest challenges logistically.  We have to book our containers and get confirmation of those containers, so we know exactly when those goods will be leaving overseas.

Insofar as product mix, you'll see more and more differentiation quarter-to-quarter as we get more placements.  Let me think, in 2015, I think we had one to two products running at this course and time.  Today, I can tell you we have four to five products that are placed, committed to, and will be available at retail between Q1 and Q2.  That's a significant increase over last year's availability.

Michael Levine:  If I could just follow up on that, the power control bulbs, would they be available, let's say, for retail sometime in 2017?  Is that a fair assessment?

Stewart Wallach:  It's a fair assessment, and we, in fact, are comfortable that they'll be available in certain markets in Q2 of 2017.  Let me just expand upon that, just for your edification.  We did pull back on the product when we saw retail prices plummeting on everyday LED light bulbs.  I think it was a smart move on our part, because to have put the product out at $20 versus a light bulb at $2.50 to $3, there would have been significant question at the point-of-sale, and it would no longer become an impulse.  It would have to become a planned purchase.  We went back to work.  Larry Sloven and his team overseas worked diligently on this over the course of a year, and I had set two objectives for them.  One, make it look like a light bulb.  It didn't look like a light bulb.  Many of the light bulbs out there, the competitive emergency bulbs with battery backup don't look like light bulbs.  And number two, get the price down, and utilize all the technology, all the capabilities and all the sourcing possible to bring us closer to what is now mainstream, everyday LED pricing.  So, our target, at that point in development, was to be in the $9.99 market with a power failure bulb, whereas today they're anywhere from $20 to $30.

Michael Levine:  Okay, and then finally, how do you maintain the discipline to stick with your business model?

Stewart Wallach:  Thirty years of practice.  Frankly, I mean that sincerely.  We have always operated our businesses in this format.  I've never been a big proponent of heavy inventory-intense companies.  The markets are too dynamic, and obsolescence and poor selling product are significant distractions, but also could cost a company a lot of money.  If you'll remember, and I'll go back to when we first received the license on Hoover for North America, we had two of our worst quarters in our history, which was Q1 and Q2 at that time.  The reason that those quarters were so low is, I actually halted the marketing of Capstone products, because we knew that, if we flooded the market, or continued to supply Capstone products and then there was a preference for an alternate brand, the only way the alternate brand was getting on the shelf would be if we would buy back that inventory.

That is a common occurrence at retail.  It is not a common occurrence with Capstone.  We sell everything, of course FOB China.  We work on very long term.  We do not support backup inventories.  In some cases, minimally, on a very high volume item where our retail partner may want the flexibility to replenish based on the rate of sale in a particular territory versus another one, we don't have any problem bringing in one or two containers and holding them for them, but those goods, as well, are presold.  So, our business model works and it throws off a lot of cash.  It enables us to be very competitive, because our investment in overhead is minimal for our growth, usually service personnel.

Top management is not required to be expanded, which is the most significant cost of any business, so our hiring is driven by revenue and need.  It has just been the way we've operated as long as I can recall, and there's no reason for us to change.  We're comfortable with the model.  I would point out that, if we had been operating differently and had to transition to this model, it would be a very painful process, and I don't think typical companies that are comfortable with daily replenishment and warehousing are disciplined to operate the way we do.

Michael Levine:  Okay.  Thank you.

Operator:  Thank you.  Once again, if you would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment, please, while we poll for more questions.

Garett Gough:  While we see if there are any other questions from the teleconference, we did get one question from the webcast.  I think it's something that I can answer, but I'll also allow Stewart, Gerry and Aimee an opportunity to respond as well.  The question is, are we looking to get research coverage from a small broker soon?

I'll just start off by saying it's not really appropriate for us to comment on our expectation of any kind of equity research coverage upcoming in the future; however, we do realize that there is a lot of value in becoming a covered company.  There are some challenges that we would have to get past, given our current stock profile; however, a lot of the actions we've been doing, including the uplist, the reverse split, obviously Stewart and Gerry and Aimee delivering very well on the fundamentals, and the business itself, will hopefully help lead to research coverage in the future.  We definitely recognize the value of research coverage. It is part of our strategy to make that more of a likelihood as much as we can within our confines.  Stewart or Gerry, if you'd like to add anything, feel free.

Stewart Wallach:  No, I think you covered that.  As I shared with our longtime shareholders last year, this is not an overnight sensation.  This is a Company.  It's a real Company, with real people and real products, dealing with some of the greatest retailers in the world today.  Our plan always was to grow in a methodical manner, with measured growth that was sustainable.  Each step that we take, strategically, leads to another, which is what our intent is, and we're doing the same thing with the stock.  As you know, I've never been a proponent of stock promotion, per se, just putting out fluff PR.  We're a substantive Company.  We take pride in what we do, and we're going to approach building stock value in the same manner.

We're exploring all of the tools available to us.  Even this, shall we call it, toe in the water with the MoneyShow has already proven to me that I personally need to spend more time on that endeavor.  As I believe it was Michael Levine pointed out earlier, we are disciplined to operate this model in a certain way.  I play a very active role in the sales and marketing side of the Company, so I have to split my time intelligently, but as we develop longer-range plans and build our pipeline further out, this is also part of the plan to free me up to do more in the investment community.  We're up to the task and we are exploring every option available to us, and getting guidance in those areas from our Board as well.
Garett Gough:  Okay.

Operator:  Thank you.  There are no further questions at this time.  This does conclude today's teleconference.  You may disconnect your lines at this time.  Thank you for your participation and have a great day.

END